Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Allegheny Technologies Incorporated, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify:

FIRST: Article ONE of the Restated Certificate of Incorporation, as amended, of the Corporation is hereby amended by deleting such Article in its entirety and replacing it with the following:

“ONE: The name of the corporation is ATI Inc. (hereinafter referred to as the “Corporation”).

SECOND: The foregoing amendment was duly approved and adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by an authorized officer, this 22nd day of June, 2022.

By:	/s/ Elliot S. Davis
Name:	Elliot S. Davis
Title:	Senior Vice President and Chief Legal and Compliance Officer